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                     May 17, 2022

       Brett Asnas
       Chief Financial Officer
       Safehold Inc.
       1114 Avenue of the Americas, 39th Floor
       New York, NY 10036

                                                        Re: Safehold Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 15,
2022
                                                            File No. 001-38122

       Dear Mr. Asnas:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction